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                                                                EXHIBIT 13(e)

                             MCBT GREATER CHINA FUND

                         DISTRIBUTION AND SERVICING PLAN

     This Plan (the "Plan") constitutes the Distribution and Servicing Plan of MCBT Greater China Fund (the "Fund"), a separate series of Martin Currie Business Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"). During the effective term of this Plan, the Fund's investment adviser (the "Adviser") may make payments out of the investment advisory fees to be received by the Adviser from the Fund to investment dealers, placement agents and other persons providing services to the Fund upon the terms and conditions hereinafter set forth. No payments shall be made directly by the Fund under this Plan for the purposes set forth in Section 1.

     Section 1. The Adviser may make payments to investment dealers, placement agents or other persons providing services to the Fund, in the form of fees or reimbursements, as compensation for services provided and expenses incurred for purposes of obtaining sales of shares of the Fund, reducing redemptions of shares, or maintaining or improving services provided to shareholders by investment dealers, placement agents and other persons. The amount of such payments and the purposes for which they are made shall be determined by the Adviser. The Adviser's payments covered by this Plan shall not exceed in any fiscal year the annual rate of 0.25% of the average monthly net asset value of the Fund. A majority of the Qualified Trustees (as defined below) may, at any time and from time to time, reduce the amount of such payments covered by this Plan, or may suspend the operation of the Plan for such period or periods of time as they may determine.

     Section 2. This Plan shall not take effect until:

     a. it has been approved by a vote of a majority of the outstanding voting securities of the Fund; and

     b. it has been approved, together with any related agreements, by votes, of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and
          (ii) the Qualified Trustee of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 2(b).

     Section 4. The Adviser shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts covered by this Plan and the purposes for which such expenditures were made.

     Section 5. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Fund's outstanding voting securities.

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     Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     a. that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Fund's outstanding voting securities, on not more than 60 days' written notice to any other party to the agreement; and

     b. that such agreement shall terminate automatically in the event of its assignment.

     Section 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

     Section 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meaning specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     Section 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

     Adopted as of August 21, 2003.